Execution Copy

Exhibit 2.k.5
SALE AGREEMENT
This Sale Agreement, dated as of December 18, 2013 (this “Agreement”), is among American Capital Senior Floating, Ltd. (the “Assignor”) and ACSF Funding I, LLC (the “Assignee”) (each a “Party” and together the “Parties”).
The Assignor wishes to sell, contribute, transfer and assign to the Assignee, and the Assignee wishes to acquire and assume from the Assignor, all or a portion of the Assignor’s right, title and interest in and to each loan (collectively, the “Collateral Assets”), as set forth on Schedule I hereto from time to time.
The Assignee is party to that certain Credit Agreement dated as of the date hereof, among the Assignee, Bank of America, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and the lenders from time to time party thereto (as amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Credit Agreement.
In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.Sale and Contribution of the Assigned Interests.
(a)    In the case of each Collateral Asset added to Schedule I pursuant to Section 1(c), the Assignor hereby absolutely and irrevocably sells, contributes, transfers, assigns, sets over and otherwise conveys to the Assignee, and the Assignee hereby accepts, acquires and assumes from the Assignor, as a contribution of assets to the Assignee, all or a portion of the Assignor’s present and future right, title and interest (such right, title and interest of the Assignor is hereinafter referred to as the “Assigned Interests”):

(i)	each Collateral Asset; and

(ii)	to the extent related thereto,

(A)    the relevant credit documents, promissory notes, guarantees and other supporting obligations, security agreements and any other agreement, document or instrument pursuant to which the Assignor originated or acquired any Collateral Asset or any rights or assets related thereto, as well as any intercreditor, subordination, participation or assignment agreements or any similar agreements related thereto (collectively, the “Credit Documents”);
(B)    all security interests, liens, guaranties, warranties, letters of credit, accounts, securities accounts, deposit accounts or other bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure payment of the Collateral Assets together with all UCC financing statements or similar filings relating thereto;

(C)    any and all claims (including “claims” as defined in paragraph 101(5) of the Bankruptcy Code of the United States), suits, rights or causes of action the Assignor now has or hereafter acquires against any person or entity (including, without limitation, any attorney, accountant, broker or investment banker), whether known or unknown, against the related obligors under the Collateral Assets, or any of their respective Affiliates, agents, representatives, contractors, advisors or any other Person that in any way is based upon, arises out of or is related to any of the foregoing, including, to the extent permitted to be assigned under law, all claims (including contract claims, tort claims, malpractice claims and claims under any law governing the purchase and sale of, or indentures for, securities), suits, causes of action and any other right of the Assignor (whether individual or collective);

(D)    any property, whether real or personal, tangible or intangible, of whatever kind and wherever located, whether or not owned or hereafter acquired or created, in which a mortgage, security interest or other lien has been, or has purported to have been, granted to or for the benefit of the relevant lenders (as such term is defined under the relevant Credit Documents, “Lenders” or a “Lender”), as the case may be, under or in connection with the Credit Documents; and

(E)    all (or the relevant portion of any) payments, setoffs and recoupments, received or effected by or for the account of the Assignor under the Collateral Assets (whether for principal, interest, fees, reimbursement obligations or otherwise) after the related settlement date, including all distributions obtained by or through redemption consummation of a plan of reorganization, restructuring, liquidation, or otherwise of any related obligor or the related Credit Documents, and all cash, securities, interest, dividends, and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing, including unpaid payments of principal and all (or the relevant portion of) accrued but unpaid interest, fees and other sums and all (or the relevant portion of) such amounts accruing on and after the relevant Purchase Date, in each case with respect to each Collateral Asset.

(b)    The purchase price (the “Purchase Price”) for each Assigned Interest sold to the Assignee by Assignor under this Agreement shall be an amount equal to the fair market value thereof, determined by reference to third party pricing sources as of the applicable Trade Date or, if the Trade Date is the same as the Purchase Date, the Purchase Date (or, if not available as of such date, as of the most recent date for which prices from such third party pricing sources are available), in each case, as agreed to by the Assignee and the Assignor (save that in relation to the initial Purchase Date hereunder the Purchase Price for any Collateral Asset shall be the price agreed between Assignee and Assignor and confirmed with the Administrative Agent). The aggregate Purchase Price for each Assigned Interest sold by any Assignor to the Assignee shall be paid in cash to the Assignor by wire transfer to an account designated by the Assignor, from time to time, on the Purchase Date for such Assigned Interest. If the Assignee does not have sufficient funds to pay the full amount of such Purchase Price in cash, the Assignor may elect in connection with such Purchase Date to have such Purchase Price (or portion thereof) paid by means of a capital contribution by the Assignor to the Assignee.

(c)    With respect to each Collateral Asset sold hereunder, (i) if the Assignor and the Assignee have executed and delivered a trade confirmation or other similar binding agreement of sale by the Assignor to the Assignee customary for transactions of this type prior to the related Purchase Date (the date on which the agreement for sale of such Collateral Asset was entered into, each, a “Trade Date”), the Assignee shall deliver a copy of such trade confirmation or agreement as required under the Credit Agreement and (ii) the Assignor and the Assignee shall have executed and delivered to the applicable administrative agent for such Collateral Asset on or prior to the settlement date for the sale of such Collateral Asset (each, a “Purchase Date”) a written assignment, in the form required under the underlying instrument, and shall have requested all applicable consents to such assignment and delivered a copy thereof to the Administrative Agent. From and after each Purchase Date, the applicable section of Schedule I hereto shall be amended by the Assignor and the Assignee to include the new Collateral Asset or Collateral Assets acquired on such Purchase Date, and such Collateral Asset or Collateral Assets shall constitute part of the Assigned Interests hereunder.
(d)    It is the express intention of the Parties that the conveyance of the Assigned Interests from the Assignor to the Assignee as a sale and contribution of assets to the Assignee as provided herein shall constitute an absolute and irrevocable transfer conveying good title, free and clear of any lien and that the Assigned Interests shall not be part of the bankruptcy estate of the Assignor under Section 541 of the U.S. Bankruptcy Code or subject to the automatic stay under Section 362 of the U.S. Bankruptcy Code in the event of the filing of a bankruptcy petition by or against the Assignor under the U.S. Bankruptcy Code or any other bankruptcy or similar law. It is not the intention of the Parties that the contribution and conveyance of the Assigned Interests be deemed a pledge of such Assigned Interests by the Assignor to the Assignee or any assignee of the Assignee to secure a debt or other obligation of the Assignor. The Parties agree that, upon execution of this Agreement and the contribution and conveyance of the Assigned Interests by the Assignor to the Assignee, the Assigned Interests are not intended to and will not be part of the Assignor’s estate in the event of a filing of a bankruptcy petition or other action by or against the Assignor under the U.S. Bankruptcy Code or any other applicable bankruptcy or insolvency statutes.
(e)    In no event shall such assignment from the Assignor to the Assignee be intended to be a loan or the grant of a security interest to secure a borrowing. In the event, however, that notwithstanding such express intent and agreement by the Parties, the contribution, assignment and conveyance hereunder is determined not to be an absolute transfer and true contribution of the Assigned Interests, the Assignor hereby grants to the Assignee a perfected first priority security interest in the Assigned Interests and all income from and proceeds thereof, and (i) this Agreement shall be deemed to be a “security agreement” within the meaning of Article 9 of the UCC; (ii) the transfer of such Assigned Interests provided for in this Agreement shall be deemed to be a grant by the Assignor to the Assignee of a first priority security interest in all of the Assignor’s right, title and interest in and to such Assigned Interests to secure all obligations of the Assignor hereunder; (iii) the possession by the Assignee (or the Collateral Administrator, for the benefit of the Assignee and the Lenders) of Assigned Interests and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be, subject to clause (iv), deemed to be possession for purposes of perfecting the security interest pursuant to the UCC; and (iv) acknowledgements from Persons holding such property shall be deemed acknowledgements from custodians, bailees or agents (as applicable) of the Assignee for the purpose of perfecting such security interest under applicable law. The Assignee shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Assigned Interests, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. If this Agreement were deemed to create a security interest in the Assigned Interests, the Assignee shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.
(f)    The Assignor, by execution and delivery of this Agreement, authorizes the Assignee to file Uniform Commercial Code (“UCC”) financing statements naming the Assignor as debtor and the Assignee as secured party in each jurisdiction that the Assignee deems necessary in order to protect its security interests in the Assigned Interests, and in such manner and in such jurisdictions as are necessary or advisable to evidence the sale of such Assigned Interests and to perfect, and maintain the perfection of, the sale of such Assigned Interests from the Assignor to the Assignee (or the Administrative Agent as assignee of the Assignee) on and after the applicable Purchase Date. In connection with the sale of any Assigned Interests, the Assignor hereby authorizes the Assignee (or the Administrative Agent as assignee of the Assignee), and the Assignee (or the Administrative Agent as assignee of the Assignee) agrees to record and file, at its own expense, any financing statements and assignments of financing statements (and continuation statements with respect to such financing statements when applicable), as the case may be, with respect to such Assigned Interests, meeting the requirements of applicable law.
(g)    As expressly stated herein, the Parties intend the transactions hereunder to constitute a true sale or contribution of the Assigned Interests by the Assignor to the Assignee, providing the Assignee with the full risks and benefits of ownership of the Assigned Interests.
(h)    The Assignee shall be entitled to all payments of principal, interest, fees and other sums relating to the Assigned Interests accruing or received on or after the relevant Purchase Date. The Assignor shall hold in trust for the Assignee, and shall promptly remit to the Assignee, any payments on the Assigned Interests received by the Assignor that belong to the Assignee under the terms of this Agreement. The Assignee shall hold in trust for the Assignor and shall promptly remit to the Assignor, any payments received by the Assignee on the Collateral Assets that are not Assigned Interests and that belong to the Assignor.
2.    Representations and Warranties and Covenants by the Assignor and the Assignee.
The representations in this Section 2 are hereby made by the applicable Party to the other Party on and as of each applicable Trade Date and each applicable Purchase Date solely in respect of the sale or transfer of the related Assigned Interests on such date.
(a)    Assignor Representations and Warranties. The Assignor (i) represents and warrants to the Assignee, (A) the Assignor is the sole legal and beneficial owner of the Assigned Interests being contributed, assigned and transferred by it hereunder to the Assignee, (B) the

Assignor has good and marketable title, free and clear of any lien, security interest, charge or adverse claim (as defined in Section 8-102 of the UCC), to the Assigned Interests, (C) the Assignor has not conveyed any interest in the Assigned Interests to any other person or entity, and (D) the Assignee shall acquire from the Assignor the Assigned Interests and good and marketable title thereto, free and clear of any lien, security interest or adverse claim (as defined in Section 8-102 of the UCC); (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created in connection with, the Credit Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any obligor in respect of any Collateral Asset or the performance or observance by such obligor of any of its obligations under any Credit Document or any other instrument or document furnished pursuant thereto; and (iv) represents and warrants to the Assignee and its assignees that (A) the Assignor is not insolvent and is not the subject of any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings or general assignment for the benefit of its creditors, and (B) the sale, contribution, transfer and assignment of the Assigned Interests contemplated by Section 1 of this Agreement has been treated in all respects as a true sale or contribution and transfer of title and economic interest on the financial statements, books and records of the Assignor, and the Assigned Interests have been removed from, and are not shown as an asset on, the financial statements, books and records of the Assignor (except that the Assigned Interests may be included on the consolidated financial statements of the Assignor). The Assignor further represents and warrants that there there is no litigation, proceeding or investigation pending or, to the knowledge of the Assignor, threatened against the Assignor, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on the Assigned Interests or the ability of the Assignor to perform its obligations under this Agreement.
(b)    Assignee Representations and Warranties. The Assignee hereby confirms and agrees that (i) it has received a copy of the Credit Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) it will, independently and without reliance upon the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Credit Document; and (iii) it will perform in accordance with their terms all of the obligations that by the terms of any Credit Document are required to be performed by it as a Lender with respect to any Assigned Interests.
(c)    Organization. Each Party represents and warrants that it has been duly incorporated or formed, and is validly existing as a corporation, limited partnership, limited liability company or exempted company incorporated with limited liability under the laws of the jurisdiction of its incorporation or formation, as the case may be, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all corporate or limited liability company power and authority to acquire, own and sell the Assigned Interests.
(d)    Due Qualification and Good Standing. Each Party represents and warrants that it is duly qualified to do business and is in good standing as a corporation, limited partnership, limited liability company or exempted company organized with limited liability, as the case may be, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to receive such qualifications licenses and approvals or be in good standing would not be reasonably expected to result in a material adverse effect on the Assigned Interests or the ability of the Assignor to perform its obligations under this Agreement.
(e)    Power and Authority; Due Authorization; Execution and Delivery. Each Party hereby represents and warrants to the other Party that it has full power and authority to enter into this Agreement and to perform its obligations under this Agreement in accordance with the provisions of this Agreement, that this Agreement has been duly authorized, executed and delivered by such Party and that this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.
(f)    No Violation. Each Party represents and warrants to the other Party that the execution, delivery and performance by it of this Agreement do not and will not (a) violate any law or regulation of the jurisdiction of its organization or any other law or regulation applicable to it in any material respect, (b) constitute (with or without notice or lapse of time or both) a default under the Assignor’s Organizational Documents or any material Contractual Obligation of the Assignor, or (c) result in the creation or imposition of any lien upon any of the Assignor’s properties pursuant to the terms of any material Contractual Obligation, other than this Agreement or Permitted Liens.
(g)    Consents. Each Party represents and warrants to the other Party that all consents, licenses, approvals, authorizations, exemptions, registrations, filings, opinions and declarations from or with any agency, department, administrative authority, statutory corporation, third party or judicial entity necessary for the validity or enforceability of its obligations under this Agreement have been obtained, and no governmental or third party authorizations other than any already obtained are required in connection with its execution, delivery and performance of this Agreement except those which would not be reasonably expected to have a material adverse effect on the financial or operational conditions of the relevant Party, or the enforceability of its obligations hereunder.
(h)    No Inconsistent Actions; Third Party Inquiries. The Assignor agrees that, upon and after the contribution of the Assigned Interests to the Assignee in accordance with the terms hereunder, (i) it will not take any action that is inconsistent with the Assignee’s ownership of the Assigned Interests and (ii) if a third party makes any inquiry regarding the Assigned Interests, it will promptly indicate that the Assigned Interests have been contributed and transferred to the Assignee.

(i)    Value Given. Each Party represents to the other Party that the Assignee has given reasonably equivalent value as consideration for the transfer to the Assignee of the Assigned Interests as contemplated by this Agreement, no such transfer has been made for or on account of an antecedent debt owed by the Assignor to the Assignee, and no such transfer is or may be voidable or subject to avoidance as to the Assignor under any section of the U.S. Bankruptcy Code.
(j)    No Conditions or Restrictions. The Assignor represents that each Assigned Interest is not subject to any condition to or restriction on the ability of the holder thereof to sell, pledge, assign, or otherwise transfer such Assigned Interest or to exercise or enforce the provisions thereof or of any document related thereto whether set forth in such Assigned Interest itself or in any document related thereto, other than borrower or agent consents on customary terms (including without limitation that borrower consent may be unnecessary when certain events of default exist under the related loan documents) and disqualified lender lists.
(k)    Location of Offices. The Assignor represents that Assignor’s location (within the meaning of Article 9 of the UCC) is set forth opposite the Assignor’s name on Schedule II hereto, as may be supplemented from time to time. The Assignor has not changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location for purposes of the UCC within the four months preceding such Purchase Date.
(l)    Affiliates. The Assignor represents that prior to the sale by the Assignor of any Assigned Interests hereunder (or the contribution of any loan, bond or security by Assignor to the Assignee), if such loan, bond or security was obtained by the Assignor from an Affiliate of the Assignor, such loan, bond or security was obtained on an arm’s length basis and in compliance with any applicable restrictions applicable to transactions between the Assignor and its Affiliates under the Investment Company Act of 1940, as amended, or the rules and regulations thereunder.
3.    Covenants of Assignor
From the date hereof until the earlier of the Maturity Date or the date the Obligations are paid in full (other than unasserted contingent obligations that survive the termination of the Credit Agreement), the Assignor hereby covenants and agrees as follows:
(a)    Protection of Interest in Assigned Interests; Further Assurances. The Assignor hereby authorizes the Assignee, and shall take reasonable efforts to assist the Assignee, to (i) take all action necessary to perfect, protect and more fully evidence the Assignee’s ownership of the Assigned Interests free and clear of any Lien other than Permitted Liens or in favor of the Assignee, including, without limitation, maintaining effective financing statements in all necessary or appropriate filing offices (including any amendments thereto or assignments thereof), (ii) execute or cause to be executed such other instruments, documents or notices as may be necessary or appropriate to perfect, protect or more fully evidence the purchase of the Assigned Interests hereunder, or to enable the Assignee or the Investment Adviser, on behalf of the Assignee, to exercise and enforce their rights and remedies in respect of any Assigned Interests, and (iii) take all additional action that the Assignee may reasonably request to perfect, protect and more fully evidence the Assignee’s ownership of the Assigned Interests.

(b)    Collections. If the Assignor receives any Collections, then it shall receive such Collections in trust for the Assignee and deliver the same to or at the direction of the Assignee promptly (but in no event later than two (2) Business Days after receipt) in the same form as received with such endorsement as requested by the Assignee. The Assignor shall not deposit any Collections into its own accounts or otherwise commingle any Collections with its own assets. For this purposes of this Agreement, “Collections” mean all funds and property received on and after the related Purchase Date in respect of the Assigned Interests sold hereunder, including (i) all proceeds received from the disposition of any Assigned Interest (excluding the disposition of the Assigned Interests hereunder) and (ii) all interest proceeds and principal proceeds in respect of any Assigned Interest.
(c)    Separate Identity. The Assignor acknowledges that Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement, the Credit Agreement and the other Loan Documents in reliance upon the identity of the Assignee as a legal entity that is separate from the Assignor and each other Affiliate of the Assignor. Therefore, from and after the date of execution and delivery of this Agreement, the Assignor will take all reasonable steps including, without limitation, all steps that the Assignee and the Investment Adviser may from time to time reasonably request to maintain the identity of the Assignee as a legal entity that is separate from the Assignor and each other Affiliate of the Assignor, and to make it manifest to third parties that the Assignee is an entity with assets and liabilities distinct from those of the Assignor and each other Affiliate thereof and not just a division of the Assignor or any such other Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Assignor acknowledges the Assignees obligations under the Annex D of the Credit Agreement and represents, warrants and agrees that:
(i)    the Assignor has maintained and shall maintain corporate records and books of account separate from those of the Assignee;

(ii)    the Assignor has maintained and shall maintain an arm’s-length relationship with the Assignee and has not nor will it hold itself out as being liable for the debts or obligations of the Assignee;

(iii)    the Assignor has kept and shall keep its assets and its liabilities wholly separate from those of the Assignee;

(iv)    the Assignor has avoided and will avoid the appearance, and has promptly corrected and will promptly correct any known misperception of any of the Assignor’s creditors, that the assets of the Assignee are available to pay the obligations and debts of the Assignor; and

(v)    the Assignor has taken or refrained from taking, as applicable, each of the activities specified in the “non-consolidation” and “true sale” opinions of Winston & Strawn LLP, dated as of the date hereof, upon which the conclusions expressed therein are based.

4.    Actions Pending Completion of Assignments of Assigned Interests.

(a)    On or before the applicable Purchase Date, the Assignor shall direct the underlying administrative agent for each Assigned Interest to remit all Collections in respect of such Assigned Interest that are due and payable on or after the applicable Purchase Date to the Collateral Account.
(b)    Each Party shall use commercially reasonable efforts to, as soon as reasonably practicable after the Trade Date therefor, cause the Assignee to become a lender under the underlying instrument with respect to the Assignor’s interest in the applicable Assigned Interest and take such action as shall be mutually agreeable in connection therewith and in accordance with the terms and conditions of the underlying instrument and consistent with the terms of this Agreement.
(c)    Pending settlement of the assignment of an Assigned Interest in accordance with the applicable underlying instruments, the Assignor shall comply with any written instructions provided to the Assignor by or on behalf of the Assignee with respect to voting rights to be exercised by holders of the applicable Assigned Interest, other than with respect to any voting rights that are not permitted to be participated pursuant to the terms of the applicable underlying instrument.
(d)    For the avoidance of doubt, the parties hereto acknowledge for the benefit of the Administrative Agent that prior to the date on which the Assignee has received all acknowledgments and consents necessary to become, and has become, the lender of record under the underlying instrument in relation to relevant Assigned Interest, the Assigned Interest shall be in the nature of a participation pending elevation to a completed sale and shall not constitute an Eligible Collateral Asset for purposes of the Credit Agreement.
5.    Limitations of Repurchase.
(a)    The sum of (i) the outstanding principal balances of all Impaired Collateral Assets previously conveyed by the Assignor (or any Relevant Affiliate) hereunder that have been re-acquired by the Assignor (or any Relevant Affiliate) during the 12 month period preceding the proposed date of re-acquisition (or such lesser number of months as shall have elapsed since the Closing Date as of such date) plus (ii) the aggregate outstanding principal balances of all Impaired Collateral Assets purchased by an Affiliate of the Assignee that were previously conveyed by the Assignor (or any Relevant Affiliate) hereunder during such period shall not exceed an amount equal to 10% of the highest outstanding principal balances of all Collateral Assets sold by the Assignor (or any Relevant Affiliate) to the Assignee during the 12 month period preceding the proposed date of acquisition (or such lesser number of months as shall have elapsed since the Closing Date as of such date).
(b)    The sum of (i) the outstanding principal balances of all Collateral Assets (whether or not Impaired Collateral Assets) previously conveyed by the Assignor (or any Relevant Affiliate) hereunder that have been re-acquired by the Assignor (or any Relevant Affiliate) during the 12 month period preceding the proposed date of re-acquisition (or such lesser number of months as shall have elapsed since the Closing Date as of such date) plus (ii) the aggregate outstanding principal balances of all Collateral Assets (whether or not Impaired Collateral Assets) purchased by an Affiliate of the Assignee that were previously conveyed by the Assignor (or any Relevant Affiliate) hereunder during such period shall not exceed an amount equal to 20% of the highest outstanding principal balances of all Collateral Assets sold by the Assignor (or any Relevant Affiliate) to the Assignee during the 12 month period preceding the proposed date of acquisition (or such lesser number of months as shall have elapsed since the Closing Date as of such date).
“Impaired Collateral Assets” means Collateral Assets that are Defaulted Obligations, experienced a material diminution in creditworthiness following acquisition by the Assignee hereunder, or are otherwise sold for credit-related reasons.
6.    Miscellaneous.
(a)    Party to Credit Documents. Subject to the terms of the Credit Documents, upon consummation of the sale, contribution and transfer of the Assigned Interests, (i) the Assignee shall, as to each Assigned Interest, be a party to the relevant Credit Documents and, to the extent provided in this Agreement and the relevant Credit Documents, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Agreement and the relevant Credit Documents, relinquish its rights and be released from its obligations, as to each Assigned Interest, under the Credit Documents.
(b)    Notices. All notices and other communications in respect of this Agreement (including, without limitation, any modifications of, or requests, waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) at its “Address for Notices” specified below its name on Schedule III hereto; or, as to the Assignor or the Assignee, at such other address as shall be designated by such Party in a notice to the other Parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier, electronic mail or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
(c)    Binding Effect; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.
(d)    Further Assurances. Each Party agrees to execute and deliver, or to cause to be executed and delivered, all such instruments, and to take all such action as any other Party may reasonably request in order to effectuate the intent and purposes of, and to carry out the terms of, this Agreement.
(e)    Captions and Headings. The captions and headings in this Agreement are for convenience only and are not intended to be full or accurate descriptions of the contents thereof. They shall not be deemed to be part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.
(f)    Severability. If any provision of this Agreement or any other agreement or document delivered in connection with this Agreement, if any, is partially or completely invalid or unenforceable in any jurisdiction, then that provision shall be ineffective in that jurisdiction to the extent of its invalidity or unenforceability, but the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall be construed and enforced as if that invalid or unenforceable provision were omitted, nor shall the invalidity or unenforceability of that provision in one jurisdiction affect its validity or enforceability in any other jurisdiction.
(g)    Submission to Jurisdiction. With respect to any suit, action or proceeding relating to this Agreement (“Proceedings”), each Party irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have any jurisdiction over such Party. Nothing in this Agreement precludes any Party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.
(h)    Waiver of Setoff. The Assignor hereby waives any right of setoff or other claim it may have or to which it may be entitled under this Agreement from time to time against the Assignee or any assignee of the Assignor or the Assignee, or any of their assets.
(i)    Assignments. Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by the Assignee or any Assignor without the other’s prior written consent; provided that the Assignor acknowledges that the Assignee shall pledge its interest in the Assigned Interests to the Administrative Agent, for the benefit of the Lenders, pursuant to the Security Agreement.
(j)    WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(k)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
(l)    No-Petition Covenant. The Assignor hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of the Assignee or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all amounts owing to the parties under the Credit Agreement. The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement.
(m)    Counterpart Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(n)    Amendments. Schedule I hereto may be updated to add additional Collateral Assets thereto from time to time by the Parties in connection with the inclusion of such Collateral Asset in the Borrowing Base under the Credit Agreement. No other amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Assignee and the Assignor and, to the extent required pursuant to Section 7.12 of the Credit Agreement, with the consent of the Administrative Agent in writing (such consent not to be unreasonably withheld, delayed or conditioned). Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

[signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.
AMERICAN CAPITAL SENIOR FLOATING, LTD.

By_/s/ Samuel A. Flax__________________
Name: Samuel A. Flax
Title: Executive Vice President and Secretary

ACSF FUNDING I, LLC
By:    American Capital ACSF Management, LLC, its designated manager

By_/s/ Samuel A. Flax____________________
Name: Samuel A. Flax
Title: Executive Vice President and Secretary

SCHEDULE I
Collateral Assets

SCHEDULE II
Location of Assignor
Maryland

SCHEDULE III
Notice Addresses

ACSF Funding I, LLC
2 Bethesda Metro Center, 12th Floor
Bethesda, MD 20814
T: 301-968-9310
F: 301-968-9311
Attn: Secretary

American Capital Senior Floating, Ltd.
2 Bethesda Metro Center, 12th Floor
Bethesda, MD 20814
T: 301-968-9310
F: 301-968-9311
Attn: Secretary